Exhibit 4.3

DESCRIPTION OF SECURITIES
REGISTERED UNDER SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Teleflex Incorporated (“Teleflex,” “we,” “us” or “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock, par value $1.00 per share.

The following summary description of our common stock is based on the provisions of our restated certificate of incorporation, as amended (the “Certificate of Incorporation”), as well as our amended and restated bylaws (the “Bylaws”) and the applicable provisions of the Delaware General Corporation Law (the “DGCL”). This information is qualified entirely by reference to the applicable provisions of the Certificate of Incorporation, the Bylaws and the DGCL. The Certificate of Incorporation and Bylaws have previously been filed as exhibits with the Securities and Exchange Commission.

Capital Stock

We are authorized to issue two hundred million five hundred thousand (200,500,000) shares of capital stock, of which (a) five hundred thousand (500,000) are preference stock, par value $1.00 per share, issuable in series and (b) two hundred million (200,000,000) are common stock, par value $1.00 per share.

Common Stock

Voting. Common stockholders shall have the right at every meeting of stockholders to one vote for every share standing in the name of such stockholder on our books that is entitled to vote at such meeting. Common stockholders do not have cumulative voting rights.

The Certificate of Incorporation provides that certain provisions of the Bylaws relating to indemnification rights shall not be altered, amended, supplemented or repealed, and no provision of the Bylaws or of the Certificate of Incorporation inconsistent with such provisions shall be adopted, except by the affirmative vote of the holders of at least 80% of the outstanding shares of our capital stock entitled to vote generally in the election of directors, considered for this purpose as one class, and provides further that such provision shall not be altered, amended, supplemented or repealed, and no provision of the Certificate of Incorporation inconsistent therewith adopted, except by the same vote.

The Certificate of Incorporation further provides that no director shall be removed from office before the end of his term except for cause and (i) upon the affirmative vote of the holders of at least 80% of the outstanding shares of our capital stock entitled to vote generally in the election of directors or (ii) upon the majority vote of our entire board of directors, and provides further that such provision shall not be altered, amended, supplemented or repealed, and no provision of the Certificate of Incorporation inconsistent therewith adopted, except by the same vote.

Dividends and Other Distributions. Holders of our common stock shall be entitled to receive such dividends as may be declared by our board of directors from time to time, except that the we will not declare, pay or set apart for payment any dividend on shares of our common stock (other than dividends payable in shares of our common stock). or directly or indirectly make any distribution on, redeem, purchase or otherwise acquire any such shares, if at the time of such action we are in default with respect to any dividend payable on or any sinking fund or purchase fund requirement relative to shares of our preference stock.

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Distribution on Dissolution. In the event of our voluntary or involuntary liquidation, holders of our common stock shall be entitled to receive pro rata all of our remaining assets available for distribution to its stockholders after all amounts to which the holders of our preference stock are entitled have been paid or set aside in cash for payment.

Other Rights. Our common stock does not carry any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock. There are no redemption rights or sinking fund provisions applicable to our common stock.

Anti-takeover Effects of Provisions of Delaware Law and Charter Documents

Delaware Anti-Takeover Law

We are subject to Section 203 of the DGCL (“Section 203”). Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•the interested stockholder owned at least 85% of the voting stock of the corporation outstanding upon consummation of the transaction, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•on or subsequent to the consummation of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•any merger or consolidation involving the corporation and the interested stockholder;

•any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder;

•subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and

•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

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In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Certificate of Incorporation

The Certificate of Incorporation (i) provides for a board comprised of three classes of directors with each class serving a staggered three-year term, (ii) authorizes our board of directors to issue preferred stock from time to time, in one or more classes or series, without stockholder approval, (iii) requires the approval of at least two-thirds of the outstanding voting stock to amend certain provisions of our certificate of incorporation, as amended, and our bylaws, as amended, and (iv) does not include a provision for cumulative voting for directors.

The Certificate of Incorporation also provides that, subject to enumerated exceptions, certain transactions with “Related Persons,” defined in the Certificate of Incorporation as any person (other than us or any subsidiary) who is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors, considered for this purpose as one class, shall require approval by the affirmative vote of the holders of at least 80% of the outstanding shares of all classes of our capital stock entitled to vote generally in the election of directors, considered for such purpose as one class, and provides further that such provision shall not be altered, amended, supplemented or repealed, and no provision of the Certificate of Incorporation inconsistent therewith adopted, except by the same vote.

The Certificate of Incorporation also provides that, subject to enumerated exceptions, certain transactions with “Control Persons,” defined in the Certificate of Incorporation as any person (other than us or any subsidiary) who is or at any time within the 36-month period preceding the record date for determination of stockholders entitled to notice of and to vote on a Business Combination (as defined in the Certificate of Incorporation) in which such person is a party to or a participant in such Business Combination in the manner described in the Certificate of Incorporation, was, the beneficial owner, directly or indirectly, of 25% or more of the outstanding shares of Voting Stock of the Corporation, considered for this purpose as one class, shall require approval by the affirmative vote of (i) the holders of at least 90% of the outstanding shares of all classes of our capital stock entitled to vote generally in the election of directors, considered for such purpose as one class, and (ii) the holders of at least 66.7% of such outstanding shares as are not beneficially owned by such other person. The Certificate of Incorporation provides further that such provision shall not be altered, amended, supplemented or repealed, and no provision of the Certificate of Incorporation inconsistent therewith adopted, except by the affirmative vote of the holders of at least 90% of the outstanding shares of all classes of our capital stock entitled to vote generally in the election of directors, considered for such purpose as one class.

These and other provisions contained in the Certificate of Incorporation and Bylaws could delay or discourage transactions involving an actual or potential change in control of us or our management, including transactions in which stockholders might otherwise receive a premium for their shares over then current prices. Such provisions could also limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and could adversely affect the price of our common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, New York 11219.

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Listing on the New York Stock Exchange

Our common stock is listed on the New York Stock Exchange under the symbol TFX.
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